Exhibit 99.1

Contact:	Liz Werner (Investment Community)	Mark Herr (News Media)
	(O): (212) 770-7074	(O): (212) 770-3505
(C): (718) 685-9348
AIG REPORTS THIRD QUARTER 2011 NET LOSS OF $4.1 BILLION
Third Quarter 2011 After-Tax Operating Loss of $3.0 Billion
Results Include Fair Value Losses for AIA and Maiden Lane III,
Significant Catastrophe Losses, and Aircraft Impairments
          NEW YORK, November 3, 2011 — American International Group, Inc. (NYSE: AIG) today reported a net loss attributable to AIG of $4.1 billion and an after-tax operating loss of $3.0 billion for the quarter ended September 30, 2011, compared with a net loss of $2.5 billion and an after-tax operating loss of $114 million for the third quarter of 2010.
          The loss per share was $2.16 for the third quarter of 2011, compared with a diluted loss per share of $18.53 for the third quarter of 2010. The third quarter 2011 after-tax operating loss per share was $1.60, compared with an after-tax operating loss per share of $0.84 for the third quarter last year.
          The results for the quarter were negatively affected by several macroeconomic drivers, including declining equity markets, widening credit spreads, and declining interest rates. Declining equity markets contributed to a loss of $2.3 billion in the market valuation of AIG’s holding of AIA Group Limited (AIA) ordinary shares. Widening credit spreads, reduced interest rates, and changes in the timing of estimated future cash flows drove declines of $931 million in the recorded fair value of AIG’s holding of Maiden Lane III LLC (ML III), and $43 million for SunAmerica’s holding of Maiden Lane II LLC (ML II). In addition, various economic, technological, and specific counterparty issues that were identified in the quarter contributed to a change in management’s judgment regarding certain aircraft in International Lease Finance Corporation’s (ILFC) fleet that resulted in a non-cash charge of approximately $1.5 billion.
          “AIG continues to navigate a challenging global economic environment, and our results for the quarter were adversely affected by equity market declines, widening credit spreads, and declining interest rates, as well as property catastrophe losses,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “We also took significant impairments at ILFC, reflecting management’s decision on certain aircraft that would be disposed of prior to the end of their previously estimated life in light of technological developments in the aircraft industry, fleet management announcements by certain airlines, and our newly acquired part-out company.”
          Mr. Benmosche concluded, “Despite the difficult external environment, we are encouraged by the progress we’ve made and the underlying strength of our core insurance businesses. Across AIG, we are seeing strong sales momentum as our employees continue to act as trusted partners to our customers, providing them with real value by consistently delivering quality insurance and investment products and services.”
Significant Items for the Quarter
•	Chartis Inc. (Chartis) results include catastrophe losses of $574 million, including $372 million from Hurricane Irene, compared to $72 million in the third quarter of 2010. Chartis benefited from positive pricing trends in the quarter, while it continued to execute on strategic initiatives to improve the quality of its portfolio and its overall capital efficiency.
•	SunAmerica operating income was $444 million for the third quarter of 2011, compared to operating income of $1.0 billion in the third quarter of 2010. Results for the quarter were
180 Maiden Lane • New York, NY 10038

affected by lower net investment income due in part to a decline in the fair value of SunAmerica’s holding of ML II, losses on certain equity method investments, and lower variable annuity earnings due to a decline in the equity markets.
•	ILFC, AIG’s aircraft leasing subsidiary, recorded $1.5 billion of impairments related to its older generation and less fuel-efficient aircraft.
•	AIG’s Other operations, which now include results from the non-aircraft leasing operations previously included in the Financial Services segment, reported an operating loss of $4.2 billion, compared to an operating loss of $1.1 billion in the third quarter of 2010, reflecting fair value declines of AIG’s holding of AIA ordinary shares and its holding of ML III by $2.3 billion and $931 million, respectively, from their values at June 30, 2011.
•	During the third quarter of 2011, AIG reduced the remaining liquidation preference of preferred interests that the U.S. Department of the Treasury holds in AIA Aurora LLC (AIA SPV) to approximately $9.3 billion by applying the proceeds of $2.2 billion from the sale of Nan Shan Life Insurance Company, Ltd. (Nan Shan). In November, AIG made an additional payment of approximately $972 million, primarily from the release of funds held in escrow related to the American Life Insurance Company (ALICO) sale.
•	AIG shareholders’ equity was $86.0 billion at September 30, 2011, and book value per share was $45.30.
RECAP OF AFTER-TAX OPERATING INCOME (LOSS)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2011	2010	2011	2010

Continuing insurance pre-tax operating income (loss):
Chartis	$442	$1,072	$768	$2,906
SunAmerica Financial Group	444	1,028	2,330	3,005

Sub-Total — Continuing Insurance	886	2,100	3,098	5,911

Aircraft Leasing	(1,317)	(218)	(1,114)	(92)
Other operations:
Mortgage Guaranty	(96)	(124)	(70)	175
Interest on third party debt	(498)	(580)	(1,545)	(1,830)
Maiden Lane III	(931)	301	(854)	1,410
Direct Investment book	119	54	631	1,027
Global Capital Markets	(174)	149	(57)	(83)
Other corporate expenses & eliminations	(558)	(70)	(555)	(924)

Sub-Total — Ongoing Operations	(2,569)	1,612	(466)	5,594

AIA and MetLife fair value income	(2,315)	—	111	—
FRBNY/Treasury interest and return on preferred interest	—	(120)	272	(526)
Other noncontrolling interest	(164)	(473)	(576)	(1,660)
Income tax (expense) / benefit	2,010	(1,133)	927	(2,092)

After-tax operating income (loss) attributable to AIG	$(3,038)	$(114)	$268	$1,316

Business Segment Discussions
CHARTIS
          Chartis has substantially completed the reorganization of its businesses into two operating segments, Commercial Insurance and Consumer Insurance, supported by a global distribution team and four principal regions. The third quarter of 2011 is the first quarter in which Chartis has reported results using the new operating segment structure.
          Chartis reported third quarter operating income of $442 million, compared to operating income of $1.1 billion in the third quarter of 2010. Third quarter 2011 results include $574 million of catastrophe losses, including $372 million related to Hurricane Irene, $80 million related to Tropical Storm Lee, and $79 million related to Typhoons Roke and Talas, compared to $72 million in catastrophe losses in the third quarter of 2010. The catastrophe losses represent 0.8 percent of Chartis’ third quarter 2011 shareholders’ equity on an after-tax basis.
          The third quarter 2011 combined ratio was 106.4, compared to 99.3 in the third quarter of 2010. The current accident year combined ratio, excluding catastrophes, was 99.2, compared to 96.3 in the prior year period. Results of third quarter 2011 include net adverse prior year development of $62 million (including $7 million of discount amortization), which represents 0.09 percent of the Chartis third quarter held reserves of $71 billion.
          Third quarter 2011 net premiums increased 0.7 percent compared to the prior year period, including a 4.2 percent increase from foreign exchange, with premiums in original currencies declining by 3.5 percent. Chartis continues to implement strategic initiatives to improve its mix of business and enhance capital efficiency, including the restructuring of certain loss-sensitive programs from a retrospectively rated premium structure to a loss reimbursement deductible structure within the casualty insurance business. Partially offsetting the decrease in premiums from strategic initiatives were continued positive pricing trends, particularly in the U.S. commercial insurance business.
          Chartis paid a cash dividend of $775 million to AIG in the third quarter of 2011, and $905 million for the first nine months of 2011.
SUNAMERICA FINANCIAL GROUP
          SunAmerica reported operating income of $444 million in the third quarter of 2011, compared to operating income of $1.0 billion in the third quarter of 2010. Third quarter 2011 results were affected by reduced net investment income driven by a $43 million decline in the fair value of SunAmerica’s holding of ML II, compared with income of $156 million in the third quarter of 2010; $97 million of losses related to equity-method investments in trusts that hold leased commercial aircraft, and lower partnership income. Third quarter 2011 variable annuity results were also negatively affected by higher policyholder benefits expense and higher amortization of deferred policy acquisition costs driven by weaker equity market conditions.
          Assets under management of $250.6 billion at the end of the third quarter increased 2 percent, from $244.6 billion in the third quarter of 2010. Net unrealized gains on investment securities totaled $4.9 billion at September 30, 2011, compared to $4.6 billion at June 30, 2011.
          Premiums, deposits, and other considerations totaled $5.7 billion, a 29 percent increase compared to $4.4 billion in the corresponding 2010 period, as group retirement products, individual fixed annuities, and individual variable annuities all showed significant improvements. Group retirement products increased 25 percent over the prior year, primarily due to an increase in individual rollover deposits. Fixed annuity deposits increased 49 percent over the prior year as certain bank distributors negotiated a lower commission in exchange for a higher crediting rate, which made SunAmerica offerings more attractive to policyholders. Fixed annuity deposits declined sequentially as SunAmerica maintained discipline in a low interest rate environment. Individual variable annuity deposits totaled $800 million in the quarter, a 44 percent increase over the third quarter of 2010, due to competitive product enhancements, reinstatements during the last year at a number of key broker-dealers, and increased wholesaler productivity. Net flows were positive for the third consecutive quarter. Retail life insurance sales grew 15 percent over the third quarter of last year as product enhancements and efforts to re-engage independent distribution continue to produce results.
          In the third quarter and nine months ended September 30, 2011, the SunAmerica life insurance companies paid dividends and surplus note interest totaling approximately $828 million ($40 million of interest payments to SAFG, Inc. on surplus notes) and $1.7 billion ($138 million of interest payments to SAFG, Inc. on surplus notes), respectively, to their respective holding companies, of which $522 million and $1.1 billion, respectively, were used to provide liquidity to AIG Parent through the repayment of intercompany loans.
AIRCRAFT LEASING
          ILFC reported a third quarter operating loss of $1.3 billion, compared to an operating loss of $218 million in the third quarter of 2010. The current quarter’s results were adversely affected by $1.5 billion of impairment charges resulting from ILFC’s annual review of its aircraft fleet. This review considered developments that were identified in the third quarter of 2011, including the growing impact of new technology aircraft on current and future demand for mid-generation aircraft; the impact of fuel price volatility and higher average fuel prices; high production rates sustained by manufacturers for new generation, more fuel-efficient aircraft; the unfavorable impact of low rates of inflation on aircraft values; current market conditions and future industry outlook for marketing of older mid-generation and out-of-production aircraft; and the decreasing number of operators and lessees for older generation aircraft.
          During the third quarter of 2011, ILFC recorded rental revenues of $1.1 billion, essentially flat over last year. For the three-month period ended September 30, 2011, ILFC had an average of 934 aircraft in its fleet, compared to 943 in the third quarter of 2010. During 2011, ILFC entered into a contract for the purchase of 100 A320neo family narrowbody aircraft from Airbus, with deliveries beginning in 2015. ILFC also has the right to purchase an additional 50 Airbus A320neo family narrowbody aircraft. In addition, ILFC signed a purchase agreement for 33 737-800 aircraft from Boeing, with deliveries beginning in 2012.
          In October, ILFC completed the previously announced acquisition of AeroTurbine, Inc. (AeroTurbine). AeroTurbine is one of the aircraft industry’s largest suppliers of certified aircraft engines, parts, and supply chain solutions. The acquisition of AeroTurbine enables ILFC to maximize value across the complete life cycle of an aircraft.
OTHER OPERATIONS
          AIG’s Other operations now includes results from the non-aircraft leasing operations previously included in the Financial Services segment.
          Other operations reported a third quarter operating loss of $4.2 billion, compared to an operating loss of $1.1 billion in the third quarter of 2010. Last year, the third quarter loss included $1.3 billion of interest expense for the Federal Reserve Bank of New York Credit Facility, which was paid in full in the first quarter of 2011. Other corporate expenses totaled $335 million in the quarter, compared to $215 million in the third quarter of 2010. Expenses this quarter included charges related to infrastructure consolidation initiatives across AIG and its businesses, and an increase in provisions for legal contingencies.
          Mortgage Guaranty reported an operating loss of $96 million for the third quarter of 2011, compared to an operating loss of $124 million in the third quarter of 2010. For the current quarter, results continue to be unfavorably affected by continued weakness in the housing market and include a $22 million loss relating to an unfavorable legal ruling. Net premiums written were $206 million, an increase of 8.4 percent over the third quarter of 2010. Domestic first lien new insurance written totaled $5.6 billion for the quarter and $11.3 billion for the nine months.

Quality remained high, with an average FICO score of 757 and an average loan to value of 91 percent on new business.
          AIG’s Direct Investment book (DIB), consisting of the Matched Investment Program (MIP) and the non-derivative assets and liabilities of what had previously been AIG Financial Products Corp. (AIGFP) portfolios, had third quarter operating income of $119 million before net realized capital gains (losses), compared to operating income of $54 million in the third quarter of 2010. The increase is primarily driven by net gains on the credit valuation adjustments on assets and liabilities of DIB accounted for under the fair value option. In September, AIG issued $1.2 billion of 4.250% Notes Due 2014 and $800 million of 4.875% Notes Due 2016. The proceeds are expected to be used to pay maturing notes issued by AIG to fund the MIP.
          Global Capital Markets, consisting of AIG Markets, Inc. and the remaining AIGFP derivatives portfolio, reported a third quarter operating loss of $174 million, compared to operating income of $149 million in the third quarter of 2010. The loss was primarily due to a decrease in unrealized market valuation gains related to the AIGFP super senior credit default swap portfolio. During the third quarter of 2011, the net notional amount remaining in the AIGFP derivatives portfolio was reduced by $8 billion, including a reduction by $3 billion of super senior credit default swap contracts.
          In the current quarter, the fair value of the AIA ordinary shares declined $2.3 billion from June 30, 2011, based on the September 30, 2011 closing price on the Hong Kong Stock Exchange. Also, during the quarter, AIG applied $2.2 billion from the sale of Nan Shan to reduce the liquidation preference of preferred interests that the Treasury Department holds in the AIA SPV. In November, in accordance with the MetLife escrow agreement from the sale of ALICO, $918 million was released to AIG, and the proceeds were applied to further pay down a portion of the liquidation preference of the AIA SPV.
          The fair value of AIG’s interest in ML III decreased $931 million during the third quarter of 2011, compared with an increase of $301 million in the third quarter of 2010, due to significantly wider credit spreads on U.S. housing-related assets in the current quarter, reduced interest rates, and changes in the timing of future estimated cash flows.
Conference Call
          AIG will host a conference call tomorrow, November 4, 2011, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.
          Additional supplementary financial data is available in the Investor Information section at www.aig.com.
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          It should be noted that the conference call (including the conference call presentation material), this earnings release and the financial supplement may include projections, goals, assumptions, and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions, and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements may address, among other things: the timing of the disposition of the ownership position of the United States Department of the Treasury (the Treasury Department) in AIG; the timing and method of repayment of the preferred interests in AIA Aurora LLC held by the Treasury Department; AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets, state and municipal bond issuers, and sovereign bond issuers; AIG’s strategy for risk management; AIG’s ability to retain and motivate its employees; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share long-term aspirational goals; AIG’s strategy to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions, and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions, and statements include: actions by credit rating agencies; changes in market conditions; the occurrence of catastrophic events; significant legal proceedings; concentrations in AIG’s investment portfolios, including its municipal bond portfolio; judgments concerning casualty insurance underwriting and reserves; judgments concerning the recognition of deferred tax assets; judgments concerning the recoverability of ILFC’s fleet of aircraft; and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, in Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2010. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
          American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
Comment on Regulation G
          This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the third quarter 2011 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.
          Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of the effect of tax benefits not obtained for losses incurred, results from divested businesses, discontinued operations, amortization of the FRBNY prepaid commitment fee asset, the recognition of other-than-temporary impairments, restructuring-related activities, conversion of the Series C, E and F Preferred Stock, realized capital gains (losses), net of SunAmerica DAC offset, partnership income, other enhancements to income, the effect of non-qualifying derivative hedging activities, the effect of goodwill impairments, credit valuation adjustments, unrealized market valuation gains (losses), the effect of catastrophe-related losses and prior year loss development, asbestos losses, returned or additional premiums related to prior year development, foreign exchange rates, deferred income tax valuation allowance charges or credits, aircraft impairments and the bargain purchase gain on the Fuji acquisition.
          In all such instances, AIG believes that excluding these items permits investors to better assess the performance of AIG’s underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation.

          Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other-than-temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
          AIG believes it should present and discuss its financial information in a manner most meaningful to its financial statement users. Underwriting profit (loss) is utilized to report results for Chartis operations. Operating income (loss), which is before net realized capital gains (losses) and related DAC and sales inducement asset amortization and goodwill impairment charges, is utilized to report results for SunAmerica operations. Results from discontinued operations and net gains (losses) on sales of divested businesses are excluded from these measures. AIG believes that these measures allow for a better assessment and enhanced understanding of the operating performance of each business by highlighting the results from ongoing operations and the underlying profitability of its businesses. When such measures are disclosed, reconciliations to GAAP pre-tax income are provided.
          Life and retirement services production (premiums, deposits and other considerations and life insurance CPPE sales) is a non-GAAP measure which includes life insurance premiums, deposits on annuity contracts and mutual funds. AIG uses this measure because it is a standard measure of performance used in the insurance industry and thus allows for more meaningful comparisons with AIG’s insurance competitors.
          In light of the company’s significant divestiture and restructuring-related activities, AIG revised its definition of after-tax operating income (loss) (formerly adjusted net income) in the fourth quarter of 2010. AIG revised the definition in order to present and discuss its financial information in a manner most meaningful to financial statement users. AIG’s definition of after-tax operating income (loss) was revised to exclude income (loss) from divested businesses that did not qualify for discontinued operations accounting treatment, amortization of the FRBNY prepaid commitment fee asset, goodwill impairment charges arising from divestiture-related activities, the DAC offset associated with net realized capital gains (losses) for SunAmerica, and deferred income tax valuation allowance charges and releases.
          AIG believes that this revised measure of after-tax operating income (loss) permits a better assessment and enhanced understanding of the operating performance of its businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses, without the distortive effects of the highly unusual events that have affected AIG since 2008. In addition, the DAC offset adjustment is a common adjustment for non-GAAP operating financial measures in the life insurance industry, and is a better measure of how AIG assesses the operating performance of SunAmerica’s operations.
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American International Group, Inc.
Financial Highlights*
(in millions, except share data)

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
			% Inc.			% Inc.
	2011	2010	(Dec.)	2011	2010	(Dec.)

Chartis Insurance Operations:
Net Premiums Written	$8,659	$8,598	0.7%	$26,992	$24,034	12.3%

Net Premiums Earned	9,043	8,597	5.2	26,727	23,971	11.5
Claims and claims adjustment expenses incurred	6,838	6,109	11.9	21,274	17,143	24.1
Underwriting expenses	2,787	2,423	15.0	8,030	7,113	12.9

Underwriting profit (loss)	(582)	65	—	(2,577)	(285)	(804.2)
Net Investment Income	1,024	1,007	1.7	3,345	3,191	4.8

Operating Income	442	1,072	(58.8)	768	2,906	(73.6)
Net Realized Capital Gains (Losses) (a)	57	(207)	—	143	(12)	—
Other income (loss)	(1)	—	—	(1)	332	—

Pre-tax Income	498	865	(42.4)	910	3,226	(71.8)

Loss Ratio	75.6	71.1		79.6	71.5
Expense Ratio	30.8	28.2		30.0	29.7

Combined Ratio	106.4	99.3		109.6	101.2

SunAmerica Financial Group Operations:
Premiums	591	595	(0.7)	1,874	1,920	(2.4)
Policy fees	658	673	(2.2)	2,024	1,978	2.3
Net Investment Income	2,295	2,656	(13.6)	7,510	7,991	(6.0)

Total revenues	3,544	3,924	(9.7)	11,408	11,889	(4.0)
Benefits and expenses	3,100	2,896	7.0	9,078	8,884	2.2

Operating Income	444	1,028	(56.8)	2,330	3,005	(22.5)
Benefit (amortization) of DAC, VOBA, and SIA related to net realized capital gains (losses)	(173)	(50)	(246.0)	(215)	150	—
Net Realized Capital Gains (Losses) (a)	38	20	90.0	(91)	(1,742)	94.8

Pre-tax Income	309	998	(69.0)	2,024	1,413	43.2
Aircraft Leasing Operations:
Revenues	1,129	1,186	(4.8)	3,419	3,609	(5.3)
Expenses	2,446	1,404	74.2	4,533	3,701	22.5

Operating Loss	(1,317)	(218)	—	(1,114)	(92)	—
Net Realized Capital Gains (Losses) (a)	(12)	4	—	(8)	(30)	—

Pre-tax Loss	(1,329)	(214)	—	(1,122)	(122)	—

Other Operations, before Net Realized Capital Losses	(4,242)	(1,095)	—	(5,692)	(1,210)	(370.4)
Other Operations, Net Realized Capital Gains (Losses) (a)	299	(473)	—	(161)	89	—
Consolidation and Elimination Adjustments (a)	107	225	(52.4)	109	52	109.6

Income (Loss) from Continuing Operations before Income Tax Expense (Benefit)	(4,358)	306	—	(3,932)	3,448	—
Income Tax Expense (Benefit)	(634)	486	—	(1,122)	1,044	—

Income (Loss) from Continuing Operations	(3,724)	(180)	—	(2,810)	2,404	—
Income (Loss) from Discontinued Operations, net of tax	(221)	(1,833)	87.9	1,395	(4,101)	—

Net Loss	(3,945)	(2,013)	—	(1,415)	(1,697)	16.6
Less:
Net Income from Continuing Operations Attributable to Noncontrolling Interests:
Noncontrolling Nonvoting, Callable, Junior and Senior Preferred Interests	145	388	(62.6)	538	1,415	(62.0)
Other	19	104	(81.7)	28	243	(88.5)

Total Net Income from Continuing Operations Attributable to Noncontrolling interests	164	492	(66.7)	566	1,658	(65.9)
Net Income from Discontinued Operations Attributable to Noncontrolling interests	—	12	—	19	35	(45.7)

Total net income attributable to noncontrolling interests	164	504	(67.5)	585	1,693	(65.4)

Net Loss Attributable to AIG	(4,109)	(2,517)	—	(2,000)	(3,390)	—

Net Loss Attributable to AIG Common Shareholders	$(4,109)	$(2,517)	—%	$(2,812)	$(686)	—%

Financial Highlights -continued

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
			% Inc.				% Inc.
	2011	2010	(Dec.)	2011		2010	(Dec.)

Net Loss Attributable to AIG	$(4,109)	$(2,517)	—%		$(2,000)	$(3,390)	—%
Adjustments to arrive at After-tax operating income (loss) attributable to AIG (amounts net of tax):
Income (Loss) from Discontinued Operations Attributable to AIG	(221)	(1,845)	88.0		1,376	(4,136)	—
Net Gain (Loss) on Sale of Divested Businesses	(1)	4	—		(49)	21	—
Net Income from Divested Businesses	—	447	—		16	1,398	(98.9)
Deferred Income Tax Valuation allowance (charge) / release	(1,177)	140	—		(1,170)	385	—
Amortization of FRBNY prepaid commitment fee asset	—	(779)	—		(2,358)	(1,547)	(52.4)
Net Realized Capital Gains (Losses)	253	(461)	—		(90)	(1,177)	92.4
SunAmerica DAC offset related to Net Realized Capital Gains(Losses)	(112)	(33)	(239.4)		(139)	97	—
Non-qualifying Derivative Hedging Gains (Losses), excluding net realized capital gains (losses)	187	124	50.8		146	(79)	—
Bargain Purchase Gain	—	—	—		—	332	—

After-Tax Operating Income (Loss) Attributable to AIG	$(3,038)	$(114)	(2,564.9)		$268	$1,316	(79.6)

Income (Loss) Per Common Share — Diluted:
Net Loss Attributable to AIG Common Shareholders	$(2.16)	$(18.53)	—		$(1.59)	$(5.05)	—

After-Tax Operating Income (Loss) Attributable to AIG Common Shareholders	$(1.60)	$(0.84)	—%		$0.15	$1.96	(92.3)

Book Value Per Common Share on AIG Shareholders’ Equity (b)					$45.30	$598.22	(92.4)
2010 Proforma Book Value Per Common Share on AIG Shareholders’ Equity (c)				$	N/A	$48.24	—%
Financial Highlights — Notes
*	Including reconciliation in accordance with Regulation G.

(a)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.

(b)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.

(c)	Proforma book value per common share computation gives effect to the Recapitalization, as if it occurred in 2010.